VIA FACSIMILE
										November 8, 2005
Stanley Major
Major Creations Inc.
57113, 2020 Sherwood Drive,
Sherwood Park, AB, Canada, T8A 5L7

Re: 	Major Creations Inc.
	Form SB-2
	Amended October 11, 2005
	File Nos. 333-122870

Dear Mr. Major:

      We have reviewed your amended filing and have the following comments.

General

1. In the cover letter accompanying your next amendment, please respond to comments 8 and 9 of our September 12, 2005 letter.
Your
cover letter dated October 7, 2005 has no such response.

Signatures

2. We reissue comment 9 from our September 12, 2005 letter.  Form
SB-
2 requires you to identify the principal financial officer as well as the principal accounting officer or controller. If one person is serving in both capacities, please identify this person as principal financial officer and principal accounting officer or controller. Please refer to Instructions 1 and 2 for signatures on Form SB-2 and revise the signature page.

      Please contact Craig Slivka, Staff Attorney, at (202) 942-
7470,
or in his absence Lesli Sheppard, Senior Staff Attorney, at (202)
942-1887, with any questions.

      Sincerely,


      Pamela A. Long
      Assistant Director

cc:	W. Scott Lawler, Esq.
      (403) 272-3620
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Stanley Major
Major Creations Inc.
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0404

         DIVISION OF
CORPORATION FINANCE